For immediate release

October 1, 2013

GLOBAL CASINOS ANNOUNCES COMPLETION OF SPLIT-OFF AND ACQUISITION OF REIT

Global Casinos, Inc (the “Company” or “Global”) (OTCQB:  GBCS) announced today that effective September 30, 2013, it consummated the Amended and Restated Split-Off Agreement and concurrently completed the acquisition of West Paces Ferry Healthcare REIT, Inc. (“WPF”).

Split-Off

Under the terms of the Split-Off Agreement,  the Company sold to Gemini Gaming, LLC (the “Split-Off” and “Gemini”, respectively) its gaming assets subject to all gaming related liabilities.  Gemini is controlled by Clifford Neuman, the Company’s former President and Director, Pete Bloomquist, a former Director, and Doug James, the General Manager of the Company’s two casinos: Bull Durham Casino and Doc Holliday Casino.

The Split-Off was approved by the Colorado Gaming Commission on September 19, 2013.

The Split-Off is structured as a leveraged management buy-out. The Purchase Price for the Gaming Assets paid by Gemini Gaming consists of (i) the assumption of the Gaming Debt in the approximate aggregate amount of $1.25 million, plus (ii) an amount equal to the net tangible book value of Global Casinos as of the most recently completed fiscal quarter  reduced by certain excluded assets and increased by certain excluded debt.  The net tangible book value portion of the Purchase Price is evidenced by the Gemini Gaming Purchase Money Note in the principal amount of $962,373 which, together with interest at the rate of 4% per annum, will be payable in quarterly installments of principal and interest for a term of 20 years.  The Purchase Money Note is secured by a pledge of all outstanding shares of the split-off subsidiary that will be formed as part of the transaction.

Stock Purchase Agreement:  West Paces Ferry Healthcare REIT, Inc.

Also effective September 30, 2013 and concurrently with the Split-Off,  the Company consummated the acquisition of West Paces Ferry Healthcare REIT, Inc. by purchasing all of the issued and outstanding shares of WPF common stock in consideration of an aggregate of $100 plus the elimination on consolidation of a $500,000 loan from the Company to WPF.

WPF owns a 65% membership interest in Dodge, NH, LLC,  which owns a skilled nursing facility located in Eastman, Georgia.

Change in Control

Concurrently with the consummation of the Split-Off and Stock Purchase, Messrs. Neuman, Bloomquist and Nacht resigned as Directors and the Board of Directors of Global Casinos

was reconstituted to consist of Christopher Brogdon, Steven Bathgate and John Sheehan, Jr.  The executive officers were also be changed to consist of Mr. Brogdon as CEO and President and Steven Bathgate, as Secretary.

Christopher Brogdon is currently Vice Chairman of AdCare Healthcare Systems, Inc. (NYSE MKT: ADK).  He has been in the assisted living, nursing home and retirement community business for more than 25 years.  Mr. Brogdon co-founded Winter Haven Homes, Inc. in 1987.  Winter Haven Homes, Inc. developed, owned and operated assisted living and nursing homes primarily in the Southeastern United States.  Winter Haven is primarily involved with owning and leasing the operations to third parties today.  From 1991 through June of 1998, Mr. Brogdon served as the Chairman of the Board of Retirement Care Associates (RCA), a NYSE listed company that operated more than 120 assisted living and nursing home facilities. From 1994 through June of 1998, Mr. Brogdon was also Chairman of Contour Medical (Contour), a NASDAQ listed company that was in the medical supply business. In 1998 and 1999, Mr. Brogdon was also Chairman of NewCare Health Corporation  a NASDAQ listed company in the assisted living and nursing home business.  Mr. Brogdon co-founded J. Christopher’s in 1996, a restaurant specializing in breakfast, lunch and brunch.  Today there are twenty one stores in operation and two under development.  Since 1999, Mr. Brogdon has been an owner and the manager of Brogdon Family, L.L.C., which owns nursing homes, assisted living facilities, restaurants and commercial real estate. Mr. Brogdon is a founding board member of the Georgia Coastal Alzheimer’s Association which serves thirteen South Georgia counties.  Mr. Brogdon is also on the advisory board of SCAD Atlanta, (Savannah School of Art & Design).

Steven Bathgate is a founder and Senior Managing Partner of GVC Capital LLC, a registered broker-dealer and investment bank located in Greenwood Village, Colorado since 1996. Prior to starting GVC Capital, he was Chairman and Chief Executive Officer of Cohig & Associates, Inc., an investment banking firm.  He received a BS degree in Finance from the University of Colorado. We believe that Mr. Bathgate’s executive and business expertise, including his background as a director for several public companies, give him the qualifications and skills to serve as a director.

John Sheehan, Jr. has served as President of Ocoee Foundation, Inc. a non-profit that owns three nursing homes located in Tennessee.  He is an owner/operator of six for-profit nursing homes located in Tennessee and served as Senior Investment Officer for Nationwide Health Properties, Inc., Cleveland, Tennessee.

Name Change

Concurrently with the foregoing transactions, the Company filed Articles of Amendment to its Articles of Incorporation changing its name to “Global Healthcare REIT, Inc.”  The change of name will also be subject to the approval of FINRA, which may assign to the Company a new trading ticker symbol once the name change becomes effective.

Amendment to Articles of Incorporation

In addition to the name change, the Amended and Restated Articles of Incorporation also included provisions necessary to comply with the requirements of the Internal Revenue Code applicable to REIT’s.  Those changes will include putting a 9.8% limit on the equity ownership by any person.

Conversion of 8% Notes

As a result of the consummation of the Split-Off, the Company’s $850,000 in outstanding Series 2011 8% Unsecured Convertible Notes, including principal and accrued and unpaid interest, automatically converted into (i) 2,804,462 shares of common stock and (ii) 1.7 million Class B Warrants, each exercisable to purchase an additional share of common stock at an exercise price of $0.75 per share.

Christopher Brogdon, newly appointed President of the Company, stated: “We are extremely pleased to provide to our shareholders the opportunity of entering into a new strategic direction which offers significant opportunity for growth and investor return.”

For further information, contact:

Christopher Brogdon, President

             3050 Peachtree NW,  Suite 355,

             Atlanta, Georgia  30305

(404) 549-4293

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Christopher Brogdon (404) 549-4293 or cfbrogdon@winterhaven.com